Exhibit 99.1
NAUTILUS, INC. FINISHES EXCEPTIONAL YEAR WITH RECORD BREAKING QUARTERLY SALES

Company Achieves Full Year Revenue Guidance by Growing Revenue 79% to $553 million

Full Year Operating Income was $78 million and Full Year EBITDA was $84 million

Full Year Adjusted EBITDA of $107 million exceeds company EBITDA guidance

Fourth Quarter Operating Income of $41 million is the second highest since our founding in 1986

Fourth Quarter EBITDA improved by 578% to $40 million compared to same period last year

Company Expects Revenue to Increase 55% to 75% for the period ending March 31, 2021 compared to the same period last year

VANCOUVER, WASHINGTON, February 22, 2021 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the fourth quarter and full year ended December 31, 2020.

Fourth Quarter 2020 Highlights Compared to Fourth Quarter 2019

•Net sales were $189.3 million, up 81.7% compared to $104.2 million last year and up 108.3%, excluding sales related to the Octane brand, which was sold in October 2020. Sales growth was driven primarily by continued demand for connected-fitness bikes, like the Schwinn® IC4, Bowflex® C6 and VeloCore®, as well as robust sales of SelectTech® weights and Bowflex® Home Gyms. Strong execution across the organization coupled with supply chain improvements that began earlier in the year drove these record results. Importantly, due to the severe shortage of shipping containers, some factory fulfilled orders, representing over $16 million in revenue, did not ship in late December. Container shortages, worsening global logistics disruptions, and continued factory capacity constraints resulted in $91.5 million of backlog.

•Gross profit was $77.9 million, up 104.1% compared to $38.2 million last year. Gross margin rate expanded by 450 basis points to 41.1% driven by increased full-priced selling in Direct, improved wholesale margins in Retail, and fixed costs leverage, partially offset by increased transportation costs driven by global logistics disruptions.

•Operating expenses increased by $1.5 million or 4.4% to $36.4 million primarily due to increased general and administrative costs and research and development costs offset by a reduction in sales and marketing expenses.

•Operating income was $41.5 million, a $38.2 million or 1,160.8% improvement compared to $3.3 million last year. This quarter’s operating income is second only to the $44.0 million of operating income in Q3 2020, which included a gain of $8.3 million related to the Octane transaction. If we exclude that gain, Q4 2020 represents the highest quarterly operating income in the company’s history.

•Income from continuing operations increased by 698.6% to $29.3 million, or $0.90 per diluted share, compared to $3.7 million, or $0.12 per diluted share last year.

•Net income increased by 729.8% to $28.9 million, or $0.89 per diluted share, compared to $3.5 million, or $0.12 per diluted share last year.

•The tax rate for the fourth quarter was 22.7%.

•EBITDA from continuing operations1 was $40.3 million, a $34.3 million or 578.1% improvement compared to $5.9 million last year.

1 See "Reconciliation of Non-GAAP Financial Measures" for more information

Management Comments

“Our team’s passion to deliver a best-in-class consumer experience resulted in our strongest quarterly performance of all time. We delivered robust growth across our brands, channels, and products. Net sales grew 82% or 108% excluding the impact of the Octane brand, which we sold in October 2020. We expanded gross margins by 450 basis points, delivered operating income of $41 million, and generated $40 million of EBITDA,” said Jim Barr, Nautilus Inc. Chief Executive Officer. “The demand for in-home fitness has not abated in early 2021, even in the face of a vaccine roll-out. We ended the year with $91 million in backlog as, similar to many industries, we continue to face disruptions in global logistics. We are managing through these temporary constraints which we expect will remain through the first half of calendar 2021. Strong consumer response to our expanding cardio and strength offerings, particularly our IC bikes, SelectTech® weights, and Home Gyms drove our performance in the quarter.”

Mr. Barr continued, “During the holiday fitness season, we added to our product portfolio by launching the new Bowflex® C7 bike, two Bowflex® Treadmills, and an updated Max Trainer® all integrated with the JRNY® digital fitness platform through HD touchscreens. Additionally, our new VeloCore® bike, the industry’s first (un)stationary, dual-mode bike that combines leaning technology with digital connectivity, won a prestigious Consumer Electronics Show 2021 Innovation Award. These new products and JRNY 2.0 have received incredible coverage and glowing customer reviews, positioning us well for 2021. Lastly, we completed North Star, our long-term strategy that builds on the company's well-known brands, reputation for quality and innovation, broad product portfolio, and consumer-focused company culture. We ended the year with over $90 million of cash and short-term investments, providing additional resources needed to accelerate our North Star strategy and ultimately deliver sustainable long-term growth.”

Fourth Quarter 2020 Segment Results Compared to Fourth Quarter 2019

Direct Segment

•Direct delivered their best quarterly sales in segment history. Net sales were $82.2 million, up 128.8% from last year. Cardio sales increased by 78.0%, driven by the Schwinn® IC4, Bowflex® C6 and VeloCore® connected-fitness bikes. In the fourth quarter, the company launched a new generation of Bowflex® connected treadmills integrated with the JRNY® digital fitness platform through an HD touch screen console. Strength products grew 372.1% led by the popular SelectTech® weights and Bowflex® Home Gyms.

•As of December 31, 2020, Direct's backlog totaled $46.5 million compared to $3.5 million as of December 31, 2019. These amounts represent unfulfilled consumer orders net of current promotional programs and sales discounts.

•Gross margin rate expanded by 370 basis points to 53.6% primarily driven by increased full-priced sales and favorable fixed costs leverage, partially offset by higher transportation costs.

•Segment contribution income was $23.6 million, compared to a loss of $5.0 million last year. The $28.6 million improvement was primarily driven by higher gross profit and decreased media spend. Advertising expenses were $10.5 million compared to $12.9 million last year.

Retail Segment

•Retail delivered their best quarterly sales in segment history. Net sales were $106.3 million up 57.5% from last year and by 96.2% over last year excluding sales related to the Octane brand. Cardio sales increased by 59.4%, driven by bikes, particularly the Schwinn® IC4 connected-fitness bikes, Max Trainer®, treadmills and ellipticals. Strength products sales grew by 52.5%, led by Bowflex® Home Gyms and the popular SelectTech® weights and benches.
•As of December 31, 2020, Retail's backlog totaled $45.0 million compared to $2.3 million as of December 31, 2019. These amounts represent customer orders for future shipments and are net of contractual rebates and consideration payable to applicable Retail customers.

•Gross margin rate expanded by 230 basis points to 31.1% primarily driven by favorable customer mix and fixed costs leverage, partially offset by higher transportation costs.

•Segment contribution income was $25.3 million, 107.0% or $13.1 million higher than last year primarily driven by higher gross profit and leveraging of fixed costs.

Full Year 2020 Highlights Compared to Full Year 2019

•Net sales for 2020 were $552.6 million, up 78.7% compared to $309.3 million in 2019 and up 97.2% excluding sales related to the Octane brand. Sales growth was driven primarily by strong demand for the Schwinn® IC4 and Bowflex® C6 connected-fitness bikes, Bowflex® Home Gyms, and SelectTech® weights. Positive customer response to the new JRNY® powered connected fitness products launched in 2020, like the VeloCore® bikes, new treadmills, and new Max Trainer®, also contributed to sales growth. Full year sales results were in the mid-point of company’s guidance of $540 million to $565 million. Importantly, due to the severe shortage of shipping containers, some factory fulfilled orders, representing over $16 million in revenue, did not ship in late December. If these products had shipped as planned, net sales for 2020 would have been approximately $569 million.

•Gross profit for the year was $228.8 million, up 106.9% compared to $110.6 million in 2019. Gross margin rate expanded by 560 basis points to 41.4%, driven by increased full-priced selling in Direct, improved wholesale margins in Retail, and fixed costs leverage, partially offset by increased transportation costs driven by global logistics disruptions.

•Operating expenses were $151.0 million, down 28.5% compared to $211.1 million last year, primarily because of lower one-time costs. This year, the company recorded a loss on disposal group of $20.7 million and last year, the company recorded a goodwill and other intangible impairment charge of $72.0 million. Additionally, the company pulled back on paid advertising, given strong organic demand and inventory scarcity. These expense reductions were partially offset by increases in general and administrative and research and development costs.

•Full year operating income hit an 18-year high at $77.8 million, an improvement of $178.4 million compared to the $100.5 million loss last year.

•Income from continuing operations increased to $60.5 million, or $1.88 per diluted share, compared to loss from continuing operations of $92.3 million, or -$3.11 per diluted share.

•Net income was $59.8 million, or $1.86 per diluted share, an improvement of $152.6 million compared to last year’s loss of $92.8 million, or -$3.13 per diluted share last year.

•The effective tax rate from continuing operations for the year was 16.8% versus last year’s 9.4%. The higher rate this year was primarily due to profit generated in the U.S. partially offset by the 14% rate benefit of net operating loss carry-backs as a result of the enactment of the CARES Act.

•EBITDA from continuing operations was $83.7 million compared to a loss of $90.2 million, an improvement of $173.9 million.

•The following statements exclude the impact of this year’s loss on disposal group and last year’s goodwill and other intangible impairment charge1

•Adjusted operating expenses decreased by 6.3% to $130.3 million compared to $139.1 million last year, primarily due to reduced advertising partially offset by increases in general and administrative and research and development costs.

•Adjusted operating income was $98.5 million, an improvement of $127.0 million compared to the operating loss of $28.5 million last year, driven by sales growth and expanded gross margin rates.

•Adjusted income from continuing operations improved to $78.9 million, or $2.46 per diluted share, compared to a loss from continuing operations of $23.4 million, or -$0.79 per diluted share.

•Adjusted EBITDA from continuing operations was $106.8 million, an improvement of $125.0 million compared to last year’s adjusted EBITDA loss of $18.2 million. This result is 7% higher than the top end of company’s guidance of $90 million to $100 million.

1 See "Reconciliation of Non-GAAP Financial Measures" for more information

Full Year 2020 Segment Results Compared to Full Year 2019

Direct Segment

•Net sales for 2020 were $240.9 million, up 101.4% from last year. Cardio sales grew by 82.6% and were led by strong demand for our connected-fitness bikes, the Bowflex® C6 and Schwinn® IC4, offset by lower Max Trainer® sales. Strength product sales grew 185.5% versus the same period in 2019 driven by SelectTech® weights and Bowflex® Home Gyms. Positive customer response to the new JRNY® powered connected fitness products launched in 2020 also contributed to sales growth.

•Gross margin rates for 2020 expanded by 450 basis points to 54.3% primarily driven by increased full-priced sales and favorable fixed cost leverage, partially offset by higher transportation costs.

•Segment contribution income for 2020 was $60.0 million, compared to loss of $24.6 million for 2019. The $84.6 million improvement was primarily driven by higher gross profit.

Retail Segment

•Net sales for 2020 were $308.0 million, up 65.1% from last year and up 95.4% excluding sales related to the Octane brand. Cardio sales were up 66.5%, driven by the Schwinn® IC4 connected-fitness bikes and Max Trainer®. Strength sales were up 60.7% led by the popular Bowflex® Home Gyms and SelectTech® weights.

•Gross margin rates for 2020 expanded by 490 basis points to 30.6% primarily driven by favorable customer mix and fixed cost leverage, partially offset by higher transportation costs.

•Segment contribution income for 2020 was $62.8 million, 291.3% or $46.8 million higher than last year primarily driven by higher gross profit.

Balance Sheet and Other Key Highlights as of December 31, 2020:

•The company’s liquidity position continues to improve

•Cash, cash equivalents, restricted cash and available-for-sales securities were $94.1 million, an increase of $83.0 million, compared to $11.1 million as of December 31, 2019.

•Debt was $13.5 million compared to $14.1 million as of December 31, 2019.

•$54.8 million was available for borrowing under the Wells Fargo Asset Based Lending Revolving Facility.

•Account receivables were $91.2 million, compared to $54.6 million as of December 31, 2019. The increase in accounts receivable was primarily due to the timing of Retail customer payments on increased sales.

•Inventory was $51.1 million, compared to $54.8 million as of December 31, 2019. The decrease in inventory was primarily due to the surge in demand for home-fitness products.

•To secure factory capacity, the company routinely issues non-cancelable purchase obligations for expected product deliveries in the next twelve months. As of December 31, 2020, there were approximately $165.7 million of non-cancelable purchase obligations, compared to $28.4 million as of December 31, 2019.

•Trade payables were $96.4 million, compared to $74.3 million as of December 31, 2019. The increase in trade payables was primarily due to timing of payments for inventory in-transit.

Change in Year-End

•On December 30, 2020, the Board of Directors approved a change in the company's fiscal year from the twelve months beginning January 1 and ending December 31 to the twelve months beginning April 1 and ending March 31.

•The company plans to file a transition report on Form 10-QT for the transition period from January 1, 2021 to March 31, 2021. The Company’s fiscal year 2022 will begin April 1, 2021 and end March 31, 2022.

•The company changed its fiscal year-end to include the primary fitness season for exercise equipment, October to March, in the same fiscal year. In addition, the new fiscal year-end is better aligned with the fiscal year-end of its retail partners.

Investor Day Announcement

•The company plans to host an Investor Day on Thursday, March 18th beginning at 9am PST.

•The company will present its long-range strategic plan, titled North Star, to investors and will host a live question and answer session, which can be accessed on the Investor Relations section of Nautilus’ website at http://www.nautilusinc.com.

Forward Looking Guidance
•Turning now to our forward-looking guidance for the transition period from January 1, 2021 to March 31, 2021.

•We expect net sales growth of 55% to 75% versus the same period last year.

•Due to pressure from increased logistics costs, higher commodity prices, and continued foreign exchange headwinds, we expect gross margins to be relatively flat to the same period last year.

•We expect operating expenses to be higher in dollars but achieve leverage as these expenses are expected to be lower as a percent of sales than the same period last year, driven by increased marketing and investments in JRNY® and North Star.

Conference Call
Nautilus will discuss fourth quarter 2020 operating results during a live conference call and webcast on Monday, February 22, 2021 at 1:30 p.m. Pacific Time. the conference call can be accessed by calling (877) 425-9470 in North America. International callers may dial (201) 389-0878. Please note there will be presentation slides accompanying the earnings call. The slides will be displayed live on the webcast and will be available to download via the webcast player or at http://www.nautilusinc.com/events. The webcast will be archived online within two hours after completion of the call and will be available for six months. Participants from the Company will include Jim Barr, Chief Executive Officer and Aina Konold, Chief Financial Officer.

A telephonic playback will be available from 4:30 p.m. PT, February 22, 2021 through 11:59 p.m. ET, March 8, 2021. Participants can dial (844) 512-2921 in North America and international participants can dial (412) 317-6671to hear the playback. The passcode for the playback is 13715623.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global technology driven fitness solutions company that believes everyone deserves a fit and healthy life. With a brand portfolio including Bowflex®, Nautilus®, Schwinn® and JRNY®. Nautilus, Inc. develops innovative products to support healthy living through direct and retail channels. Nautilus, Inc. uses the investor relations page of its website (www.nautilusinc.com/investors) to make information available to its investors and the market.

Forward-Looking Statements
This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including: projected or forecasted financial, operating results and capital expenditures, anticipated demand for the Company's new and existing products, statements regarding the Company's prospects, resources or capabilities; planned investments, strategic initiatives and the anticipated or targeted results of such initiatives; the effects of the COVID-19 pandemic on the Company’s business; and planned operational initiatives and the anticipated cost-saving results of such initiatives. All of these forward-looking statements are subject to risks and uncertainties that may change at any time. Factors that could cause Nautilus, Inc.’s actual expectations to differ materially from these forward-looking statements also include: weaker than expected demand for new or existing products; our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs; risks associated with current and potential delays, work stoppages, or supply chain disruptions, including shipping delays due to the severe shortage of shipping containers; an inability to pass along or otherwise mitigate the impact of raw material price increases and other cost pressures, including unfavorable currency exchange rates and increased shipping costs; experiencing delays and/or greater than anticipated costs in connection with launch of new products, entry into new markets, or strategic initiatives; our ability to hire and retain key management personnel; changes in consumer fitness trends; changes in the media consumption habits of our target consumers or the effectiveness of our media advertising; a decline in consumer spending due to unfavorable economic conditions; risks related to the impact on our business of the COVID-19 pandemic or similar public health crises; softness in the retail marketplace; changes in the financial markets, including changes in credit markets and interest rates and the impact of any future impairment. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

# # # #
SOURCE: Nautilus, Inc.

Investor Relations:
John Mills
ICR, LLC
646-277-1254
john.mills@ICRinc.com

Media:
John Fread
Nautilus, Inc.
360-859-5815
jfread@nautilus.com

Carey Kerns
The Hoffman Agency
503-754-7975
ckerns@hoffman.com

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three and twelve months ended December 31, 2020 and 2019 (unaudited and in thousands, except per share amounts):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

Net sales	$189,259	$104,173	$552,560	$309,285
Cost of sales	111,388	66,016	323,758	198,702
Gross profit	77,871	38,157	228,802	110,583

Operating expenses:
Selling and marketing	21,998	25,449	78,337	94,595
General and administrative	10,364	6,418	36,176	30,242
Research and development	4,029	3,000	15,812	14,282
Loss on disposal group, goodwill and other intangible impairment charge	—	—	20,668	72,008
Total operating expenses	36,391	34,867	150,993	211,127

Operating income (loss)	41,480	3,290	77,809	(100,544)
Other expense, net	(3,640)	(378)	(5,074)	(1,288)
Income (loss) from continuing operations before income taxes	37,840	2,912	72,735	(101,832)
Income tax expense (benefit)	8,588	(751)	12,198	(9,537)
Income (loss) from continuing operations	29,252	3,663	60,537	(92,295)
Loss from discontinued operations, net of income taxes	(316)	(176)	(689)	(505)
Net income (loss)	$28,936	$3,487	$59,848	$(92,800)

Basic income (loss) per share from continuing operations	$0.97	$0.12	$2.02	$(3.11)
Basic loss per share from discontinued operations	(0.01)	(0.01)	(0.03)	(0.02)
Basic net income (loss) per share(1)	$0.96	$0.12	$1.99	$(3.13)

Diluted income (loss) per share from continuing operations	$0.90	$0.12	$1.88	$(3.11)
Diluted loss per share from discontinued operations	(0.01)	(0.01)	(0.02)	(0.02)
Diluted net income (loss) per share(1)	$0.89	$0.12	$1.86	$(3.13)

Shares used in per share calculations:
Basic	30,284	29,756	30,007	29,684
Diluted	32,633	29,756	32,123	29,684
(1) May not add due to rounding.

SEGMENT INFORMATION

The following tables present certain comparative information by segment and major product lines within each business segment for the three and twelve months ended December 31, 2020 and 2019 (unaudited and in thousands):

	Three Months Ended December 31,		Change
	2020	2019	$	%
Net sales:
Direct:
Cardio products(1)	$52,876	$29,703	$23,173	78.0%
Strength products(2)	29,282	6,203	23,079	372.1%
Direct sales	$82,158	$35,906	$46,252	128.8%

Retail:
Cardio products(1)	78,255	49,081	29,174	59.4%
Strength products(2)	28,065	18,406	9,659	52.5%
Retail sales	106,320	67,487	38,833	57.5%

Royalty	781	780	1	0.1%
Consolidated net sales	$189,259	$104,173	$85,086	81.7%

Gross profit:
Direct	$44,003	$17,917	$26,086	145.6%
Retail	33,087	19,460	13,627	70.0%
Royalty	781	780	1	0.1%
Consolidated gross profit	$77,871	$38,157	$39,714	104.1%

Contribution:
Direct	$23,584	$(5,000)	$28,584	571.7%
Retail	25,338	12,240	13,098	107.0%
Royalty	781	780	1	0.1%
Consolidated contribution	$49,703	$8,020	$41,683	519.7%

Reconciliation of consolidated contribution to income (loss) from continuing operations:
Consolidated contribution	$49,703	$8,020	$41,683	519.7%
Amounts not directly related to segments:
Operating expenses	(8,223)	(4,730)	(3,493)	(73.8)%
Other expense, net	(3,640)	(378)	(3,262)	(863.0)%
Income tax (expense) benefit	(8,588)	751	(9,339)	(1,243.5)%
Income from continuing operations	$29,252	$3,663	$25,589	698.6%

(1) Cardio products include: connected-fitness bikes, the Bowflex® C6, Bowflex® VeloCore®, Schwinn® IC4, Max Trainer®, treadmills, other exercise bikes, ellipticals and subscription services.
(2) Strength products include: Bowflex® Home Gyms, Bowflex® SelectTech® dumbbells, kettlebell and barbell weights, and accessories.

	Twelve Months Ended December 31,		Change
	2020	2019	$	%
Net sales:
Direct:
Cardio products(1)	$178,615	$97,824	$80,791	82.6%
Strength products(2)	62,311	21,827	40,484	185.5%
Direct sales	$240,926	$119,651	$121,275	101.4%

Retail:
Cardio products(1)	235,333	141,331	94,002	66.5%
Strength products(2)	72,703	45,253	27,450	60.7%
Retail sales	308,036	186,584	121,452	65.1%

Royalty	3,598	3,050	548	18.0%
Consolidated net sales	$552,560	$309,285	$243,275	78.7%

Gross profit:
Direct	$130,815	$59,550	$71,265	119.7%
Retail	94,389	47,983	46,406	96.7%
Royalty	3,598	3,050	548	18.0%
Consolidated gross profit	$228,802	$110,583	$118,219	106.9%

Contribution:
Direct	$59,976	$(24,569)	$84,545	344.1%
Retail	62,782	16,043	46,739	291.3%
Royalty	3,598	3,050	548	18.0%
Consolidated contribution	$126,356	$(5,476)	$131,832	2,407.5%

Reconciliation of consolidated contribution to income (loss) from continuing operations:
Consolidated contribution	$126,356	$(5,476)	$131,832	2,407.5%
Amounts not directly related to segments:
Operating expenses	(48,547)	(95,068)	46,521	48.9%
Other expense, net	(5,074)	(1,288)	(3,786)	(293.9)%
Income tax (expense) benefit	(12,198)	9,537	(21,735)	(227.9)%
Income (loss) from continuing operations	$60,537	$(92,295)	$152,832	165.6%

(1) Cardio products include: connected-fitness bikes, the Bowflex® C6, Bowflex® VeloCore®, Schwinn® IC4, Max Trainer®, treadmills, other exercise bikes, ellipticals and subscription services.
(2) Strength products include: Bowflex® Home Gyms, Bowflex® SelectTech® dumbbells, kettlebell and barbell weights, and accessories.

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of December 31, 2020 and 2019 (unaudited and in thousands):

	As of December 31,
	2020	2019
Assets

Cash and cash equivalents	$56,581	$11,070
Restricted cash	1,339	—
Available-for-sale securities	36,199	—
Trade receivables, net of allowances of $337 and $45	91,224	54,600
Inventories	51,140	54,768
Prepaids and other current assets	19,188	8,283
Income taxes receivable	4,021	472
Total current assets	259,692	129,193
Property, plant and equipment, net	23,926	22,755
Operating lease right-of-use assets	19,876	20,778
Other intangible assets, net	9,380	43,243
Deferred income tax assets, non-current	2,426	—
Other assets	2,817	4,510
Total assets	$318,117	$220,479

Liabilities and Shareholders' Equity

Trade payables	$96,399	$74,255
Accrued liabilities	22,841	7,633
Operating lease liabilities, current portion	3,331	3,720
Warranty obligations, current portion	4,198	3,100
Debt payable, current portion, net of unamortized debt issuance costs of $83 and $0	2,792	—
Total current liabilities	129,561	88,708
Operating lease liabilities, non-current	18,736	18,982
Warranty obligations, non-current	1,000	2,617
Income taxes payable, non-current	4,309	3,676
Deferred income tax liabilities, non-current	—	1,783
Other long-term liabilities	606	46
Debt payable, non-current, net of unamortized debt issuance costs of $256 and $230	10,710	14,071
Shareholders' equity	153,195	90,596
Total liabilities and shareholders' equity	$318,117	$220,479

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Non-GAAP Presentation
In addition to disclosing its financial results determined in accordance with GAAP, Nautilus has presented in this release certain non-GAAP financial measures, which exclude the impact of certain items (as further described below) and provide supplemental information regarding operating performance. Nautilus presents non-GAAP financial measures as a complement to results provided in accordance with GAAP, and the non-GAAP financial measures should not be regarded as a substitute for GAAP. By disclosing these non-GAAP financial measures, management intends to provide investors with a supplemental comparison of operating results and trends for the periods presented. Management believes these measures are also useful to investors as such measures allow investors to evaluate performance using the same metrics that management uses to evaluate past performance and prospects for future performance. Nautilus strongly encourages you to review all its financial statements and publicly filed reports in their entirety and to not rely on any single financial measure.

EBITDA from Continuing Operations

Nautilus defines EBITDA from continuing operations as its income from continuing operations, adjusted to exclude interest expense (income), income tax expense (benefit) of continuing operations, and depreciation and amortization expense. Nautilus uses EBITDA from continuing operations in evaluating its operating results and for financial and operational decision-making purposes such as budgeting and establishing operational goals. Nautilus believes that EBITDA from continuing operations helps identify underlying trends in its business that could otherwise be masked by the effect of the items that are excluded from EBITDA from continuing operations and enhances the overall understanding of the Company’s past performance and future prospects. Management believes that EBITDA from continuing operations is frequently used by investors, securities analysts and other interested parties in their evaluation of companies, many of which present EBITDA when reporting their results. Other companies may calculate EBITDA differently, and it may not be comparable.

Adjusted Results

In addition to disclosing the comparable GAAP results, Nautilus has presented its operating expenses, operating income and income from continuing operations on an adjusted basis. Adjusted operating expenses and income excludes non-cash charges related to the loss on the disposal group held-for-sale, goodwill and the Octane Fitness® trade name intangible asset impairment, and an equity investment impairment. Adjusted income from continuing operations excludes the loss and impairment charges as well as the associated tax benefit. We believe that the adjustment of this charge and associated tax benefit, which are inconsistent in amount and frequency, supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance. In addition to presenting its EBITDA from continuing operations, Nautilus has also presented EBITDA from continuing operations on an adjusted basis, excluding the aforementioned impairment charge for similar reasons.

Adjusted EBITDA from Continuing Operations

In addition to disclosing the comparable GAAP results, Nautilus has presented its operating expenses, operating income and income from continuing operations on an adjusted basis. Adjusted operating income excludes non-cash charges related to the disposal group held-for-sale and goodwill and the Octane Fitness® trade name intangible asset impairment, and an equity investment impairment. Adjusted income from continuing operations excludes the loss and impairment charges as well as the associated tax benefit. We believe that the adjustment of this charge and associated tax benefit, which are inconsistent in amount and frequency, supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance. In addition to presenting its EBITDA from continuing operations as described above, Nautilus has also presented EBITDA from continuing operations on an adjusted basis, excluding the aforementioned impairment charge for similar reasons.

The following table presents a reconciliation of operating expenses, the most directly comparable GAAP measure, to Adjusted operating expenses for the three and twelve months ended December 31, 2020 and 2019 (unaudited and in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Operating expenses	$36,391	$34,867	$150,993	$211,127
Loss on disposal group(1)	—	—	(20,668)	—
Goodwill and other intangible impairment charge(2)	—	—	—	(72,008)
Adjusted operating expenses	$36,391	$34,867	$130,325	$139,119

The following table presents a reconciliation of operating income (loss), the most directly comparable GAAP measure, to Adjusted operating income (loss) for the three and twelve months ended December 31, 2020 and 2019 (unaudited and in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Operating income (loss)	$41,480	$3,290	$77,809	$(100,544)
Loss on disposal group(1)	—	—	20,668	—
Goodwill and other intangible impairment charge(2)	—	—	—	72,008
Adjusted operating income (loss)	$41,480	$3,290	$98,477	$(28,536)

The following table presents a reconciliation of income (loss) from continuing operations, the most directly comparable GAAP measure, to Adjusted income (loss) from continuing operations or the three and twelve months ended December 31, 2020 and 2019 (unaudited and in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Income (loss) from continuing operations	$29,252	$3,663	$60,537	$(92,295)
Loss on disposal group(1)	—	—	20,668	—
Goodwill and other intangible impairment charge(2)	—	—	—	72,008
Income tax benefit for loss on disposal group and goodwill and other intangible impairment	—	—	(4,796)	(3,095)
Other expenses	2,500	—	2,500	—
Adjusted income (loss) from continuing operations	$31,752	$3,663	$78,909	$(23,382)

The following table presents a reconciliation of income (loss) from continuing operations, the most directly comparable GAAP measure, to EBITDA from Continuing Operations for the three and twelve months ended December 31, 2020 and 2019 (unaudited and in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Income (loss) from continuing operations	$29,252	$3,663	$60,537	$(92,295)
Interest expense, net	273	259	1,487	818
Income tax expense (benefit) of continuing operations	8,588	(751)	12,198	(9,537)
Depreciation and amortization	2,145	2,766	9,448	10,811
Earnings (loss) before interest, taxes, depreciation and amortization (EBITDA) from continuing operations	$40,258	$5,937	$83,670	$(90,203)

The following table presents a reconciliation of income (loss) from continuing operations, the most directly comparable GAAP measure, to Adjusted EBITDA from Continuing Operations for the three and twelve months ended December 31, 2020 and 2019 (unaudited and in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Income (loss) from continuing operations	$29,252	$3,663	$60,537	$(92,295)
Interest expense, net	273	259	1,487	818
Income tax expense (benefit) from continuing operations	8,588	(751)	12,198	(9,537)
Depreciation and amortization	2,145	2,766	9,448	10,811
Loss on disposal group(1)	—	—	20,668	—
Other expenses	2,500	—	2,500	—
Goodwill and other intangible impairment charge(2)	—	—	—	72,008
Adjusted earnings (loss) before interest, taxes, depreciation and amortization (Adjusted EBITDA) from continuing operations	$42,758	$5,937	$106,838	$(18,195)

The following table presents a reconciliation of diluted income (loss) per share from continuing operations, the most directly comparable GAAP measure, to Adjusted diluted income (loss) per share from continuing operations for the three and twelve months ended December 31, 2020 and 2019 (unaudited and in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Diluted income (loss) per share from continuing operations	$0.90	$0.12	$1.88	$(3.11)
Loss on disposal group, net of tax(1)	—	—	0.49	—
Goodwill and other intangible impairment charge, net of tax(2)	—	—	—	2.32
Other expense	0.07	—	0.09	—
Adjusted diluted income (loss) per share from continuing operations	$0.97	$0.12	$2.46	$(0.79)

(1) Loss on disposal group
In accordance with Accounting Standards Codification ("ASC") 360, Property, Plant and Equipment, for a long-lived assets or disposal group classified as held-for-sale, a loss was recognized for the carrying amount that exceeded the fair market value of the long-lived assets less the cost to sell, which was sold in October 2020.
(2) Goodwill and Other Intangible Impairment
In accordance with ASC 350, Intangibles - Goodwill and Other, Nautilus is required to test its goodwill and other indefinite-lived intangible assets for impairment annually or when a triggering event has occurred that would indicate that it is more likely than not that the fair value of the reporting units are less than the book value, including goodwill and intangibles. In our assessment, a triggering event occurred during the second quarter of 2019 as a result of the decline in our stock price and overall market capitalization. Based on the assessment conducted, we estimated a $72.0 million impairment.